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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 22, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about November 8, 2002.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 6, 8, 9, 10, 11, 12, 13, 14, 16, 18, 19, 20, 21, 22, 23, 24 and 25 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH OCTOBER 15, 2002

1.    A 'bearish' firm recently issued a negative research report on Expeditors that stated, "we believe the company has had to reduce its capex budget for C02 to reflect diminished levels of free cash flow-while EXPD initially provided C02 guidance that capex could be as much as $120 million during the current year, the company brought that figure down to around $40 million toward the middle of the year." Could you please give us your current capital expenditure plans and distinguish between maintenance capital expenditures and facilities purchases? Would you comment on the above quote as it doesn't seem likely that Expeditors would ever need to cut capital expenditures given your significant excess cash position?

As a rule of thumb, we internally anticipate next year's routine capital expenditures to be equal to our current years depreciation increased by the ratio of asset additions for the year to total assets. In other words if total assets increase by 13% we expect routine capital expenditures for next year will approach 113% of the current year's depreciation. While simplistic, this has served as an adequate proxy for our purposes and it saves the time it would take to prepare a more accurate capital expenditure budget. We budget once a year around here and if we get it wrong so be it. After all, budget is budget.

When we have special projects, like a real estate acquisition, we add that amount to get our expected capital expenditure guidance.

In early 2002, we estimated we would have some $25 million in replacement capital expenditures and expected to spend another $20-25 million as part of a migration to a new computer platform. While we still expect that our routine capital expenditures to be in line with this estimate, the new computer system expenditures will likely now fall more into 2003. This has nothing to do with "diminished" free cash flow and everything to do with vendor negotiations and the timing of the purchases of the new hardware to allow us to get the most benefit out of our existing systems.

Finally, there were several locations where we were seriously looking at purchases that would supply long-term real estate solutions. At the start of 2002, we anticipated that we might spend up to $60 million on land to get these projects completed. In each case, the land purchase has not as yet been finalized, but the year is not over and we continue active discussions in a couple of key markets.

That all having been said, it is now unlikely that we will spend $120 million in total capital expenditures this year. However, if the right deals fall into place, we would make the capital expenditures regardless of the perceptions of outsiders on the impact on our free cash flow. The

"diminished" cash flow comment, a highly short sighted statement from our standpoint, was intended to elicit a negative market response for a specific short-term purpose.

We believe this comment was particularly misleading in light of the reality of our historical free cash flow numbers. While it fulfilled the purposes of one bearish firm as it undoubtedly bailed out their "shorts," the comment made it sound like we were under cash flow pressures. Without wanting to sound like we are crying wolf, the only pressure we feel right now is the crushing weight of nearly $300,000,000 in cash.

2.    I just wanted to confirm an anecdote I heard about your CEO, Peter Rose, and Expeditors relative lack of executive perks. Expeditors owns its headquarters building and yet I seem to remember hearing that Peter even pays for his own monthly parking. Is this correct? If so, it would make him the anti-XXXX (Jack).

We have been asked several times to verify that our Chairman and CEO Peter Rose actually pays to park his car in our headquarters building—which is 100% owned by Expeditors. The answer to the question is yes, Peter Rose pays for his own parking—just as he pays his own utility bills and uses his own funds to buy clothes, groceries and his tickets to Seattle Thunderbirds hockey games. Frankly, it continues to amaze us that this would be viewed in any way as "novel."

Call us naïve, but long before corporate governance became trendy, we just assumed that personal expenses should be paid for by personal funds and corporate expenses would be paid for with corporate funds. While we realize that many of the "talking head" CEOs, whose names are mentioned in hushed tones on Wall Street and on university campuses, would find our philosophies rather provincial; we have always believed that mixing business and personal expenses causes a form of blindness that results in an inability to put the interests of the shareholders first.

Actually, one of the best illustrations of this part of the Expeditors culture is not about Peter paying for his own monthly parking, rather it is the dinner party catered at Mr. Rose's new house in October 1998. The guests were all the members of senior management who were in town for a semi-annual meeting. Anyone who knows Peter would expect him to host a first class event and they would not have been disappointed. From the sterling silver, china crystal on the tables to the large heated tent erected over his new lawn (this was Seattle after all and October can be a little cold at night and likely "wet"), no shortcuts were taken.

The entire cost of the event, soup to nuts, was paid for by Mr. Rose out of his own pocket. Nothing was charged to the company. While this could have been a company expense, given that it was a company event, it wasn't for a couple of reasons. Our policy is that if you invite co-workers (like guests from other countries) to your home for dinner, you pay and you don't claim reimbursement. In your home, the visitor is your guest—not the Company's. Another reason, is that shareholders, and we're all shareholders around here, don't need to foot the bill for the excesses that you might want to provide for a party of close friends.

From a pure social observation, it seems to us that the most effective poster child for raw, vulgar, and unrestrained corporate greed is the multi-million dollar-a-year CEO who is too mean, self-entitled or greedy to pay for his or her own personal living expenses. Don't get us wrong, we have no problem with management being justly compensated for improving the net worth of the shareholders in whatever format the shareholders agree. However, it seems that recently many companies not only employed their CEO's, they apparently adopted them as well. This behavior fuels the argument that many CEO "did it once for the shareholders and twice for themselves" and specialized in taking their half out of the middle.

We think adoption is best when limited to children in need of support, nurturing and a stable home. It is unconscionable when extended to the corporate CEO caught up in the never-ending quest to satiate egos with the shareholders money. To borrow from Mr. Rogers "Can you say greedy, self-absorbed kleptocrat?"

As a side note, the parking garage in our corporate office, like all our branch offices, is a separate profit center. We use the same incentive bonus system to motivate and reward the people who must valet park cars in our tight and post filled garage as we do in each of our branches. The interesting thing is that our garage is a financial success and it isn't just because we have a captive audience of tenants in our building. Our people hustle, they share in the profits and they are very aggressive about reacting to changes in market conditions and maximizing market share. The interesting thing is that the bonus appears to have expanded the number of cars we can park in the garage as to our knowledge we have yet to turn away a single car nor have we as yet ordered a "garage full" sign.

3.    XXXXX was recently sued for sexual harassment and fostering a "fraternity-like" environment, where pornographic e-mails were tolerated. Expeditors seems to have a similar pay-for-performance culture that could lead to these same types of allegations. XXX, another company in your industry, ran into similar trouble with the EEOC. Have you had any similar problems in the past and what are you doing to proactively avoid these types of problems going forward?

Today, every large organization has to take proactive action to avoid complaints like the ones you mention -and we certainly do. Before we go any further however, we want to make it clear that we fail to see any relationship between an environment where pornographic e-mails are tolerated and a pay-for-performance culture.

Our stated policy is to provide equal opportunity for all employees without regard to race, gender, creed, national origin, or any other characteristic you could think about. Given our international make-up, we are really a company of difference and, just as different metals when combined in the correct way produce alloys that are stronger and more flexible than any of the individual components, we believe that company culture must promote the same result.

We do have policies against the dissemination of offensive materials in the workplace and we strive to maintain a non-hostile working environment free from this and other forms of harassment. We maintain an open door policy throughout our organization and rely on all employees to understand that they are the first and most effective line of defense against unacceptable workplace conduct. To make sure that the policies are understood we conduct periodic training sessions where the same message is presented in new ways.

Can we guarantee that someone won't do something stupid? No, but it is the express intention of management that any allegations will be impartially investigated and that any violations be swiftly and fairly handled. Violations carry disciplinary ramifications up to and including immediate dismissal.

We believe in "pay for performance" and unlimited opportunity for all of our employees. We are proud of our company and we are committed to providing a fair working environment for all of our employees.

4.    The opportunities in China appear vast, can you expound a bit on the nature of your competitive advantage there, both regulatory (i.e. who else has a Class A license and what are the benefits) and otherwise? Additionally, are goods sourced in China simply being shifted from being sourced in other parts of Asia (i.e. potentially a zero sum game for Expeditors), or is it incremental production being shifted away from the consuming countries themselves?

We assume by China you are inquiring about the People's Republic of China ("PRC"). The PRC has been very successful for us for several reasons, all of them ultimately coming down to having the right people in the right places. Our Far East management team is led by James Wang, one of our founders and our President of Asia. Mr. Wang has built a team comprised of individuals who, while born and/or raised in Taiwan, have deep roots in the PRC—many having actually been born there and have immigrated to Taiwan as young children.

We are also fortunate to have a great sponsor and partner in China. Our Chinese sponsor/partner is a division of the Beijing City Government, and as such, provides us with valuable assistance in incorporating and running our offices in the PRC.

In terms of the Class A license, we know that no one else has a relationship with our sponsor/partner. We believe that this has made a significant difference as our Class A license allows us to operate in our own name.

As the PRC develops economically, it continues to attract capital for new factories. Much of what is now being produced in the PRC is, as you suggest, a loss for other Asian countries. However, in the long run this is good. As companies move production facilities into new countries, they need a lot of logistical assistance. We think that any increase in PRC industrial output, with the commensurate increase in international trade, provides nothing but growth opportunities for our PRC offices and for all of our other offices that cooperate with them.

5.    How has airfreight pricing fared since the rate increases put in place by carriers in Asia?

Airfreight pricing out of Asia is very fluid as of mid-October 2002 as it continues to rise. This is partly in response to normal seasonal trends, and, more particularly, in reaction to the market disruptions caused by the recent ocean freight disruptions. Yields are tight, but at the same time airfreight volumes are significant.

6.    Have the rate increases in Europe caused airfreight net revenue margin pressure during the third quarter of 2002?

There has been pressure, but overall we believe that we have been able to maintain our European air export margins, particularly in light of recent events.

7.    We hear that airfreight is slowing in September and that air cargo rates are dropping which is a 180 degree turn from what we saw in this key traffic lane in July/August. Are you seeing this same trend with your business?

That may have been true at some point in September 2002 in some markets, but it is certainly not the case as of mid-October 2002.

8.    What percentage of operating expense is insurance premiums and/or deductibles? Has this percentage increased during the past year? Are any coverages unavailable now? If so, are you self-insuring for these risks? Are there policies which have not come up for renewal yet, but when they do, you expect to have significant increases in premiums?

Insurance premiums and the related deductibles have historically been less than one percent of our total operating expense. In the past year, however, we have made some modifications in the economics of our coverage. We have recently renewed all of our insurance policies for the next twelve months. We did adjust some of our deductibles, but given the current insurance environment, we are generally pleased with the cost of our insurance protection.

We also took our marine insurance coverage, both legal liability and shipper's interest, and placed these risks within a captive insurance company incorporated in the State of Vermont. This arrangement is both fronted and reinsured with a very well known and highly rated insurance company and we look forward to a long and mutually rewarding relationship.

9.    To what extent is Expeditors currently utilizing charter capacity within its airfreight business? (i.e.) what very rough or general proportion of our Asian airfreight business currently is running in charters vs. the belly space of passenger aircraft? To what extent does this vary seasonally? How does this compare to prior year patterns heading into, and during the fourth quarter peak season? Typically, how far in advance must the company contract for charter capacity, and how long do these agreements generally run?

Charter operations are a more integral part of our Far East strategy this year than last year. Charter operations, however, are not generic. By this we mean that there are a couple types of charters.

Customer specific charters are charters where the short-term demands for a specific customer are such that they require a charter between two specific points. The customer selects the timing for the charter and becomes responsible to fill the aircraft with their own product. We locate the charter operator and arrange for pickup, loading, unloading, delivery and customs clearance if the customer requests it. We've done about 25 of these customer specific charters in the first 9 1/2 months of 2002.

In times of airline space shortages, usually in peak season, there are charters where Expeditors is responsible for filling the plane. This sort of charter is really nothing more than a short-term fixed contract with an unscheduled air carrier. There are a lot of issues that surround this type of a charter. We need to be careful that these arrangements are done in coordination with our overall commercial carrier relationships. So far, in 2002, we have done 35 of these on an ad-hoc basis and another 30 or so on a scheduled basis (2 or 3 times a week) to supplement existing carrier commitments.

In comparison with 2001, we expect that we will have approximately twice as many charters of both kinds this year. The dynamics of next year could be entirely different, so it would be dangerous to try and predict what we may or may not do in 2003 by extrapolating our trends for the past two years.

There is no "standard" for how far ahead of time we have to contract for the charter nor for how long an agreement is good for, these things vary and are typically a function of the market and the particular supply and demand issues at the time. As of today, charter capacity, if you don't have it, isn't really available in the short-term as it is all booked and committed through the middle of November 2002.

Finally, the recent west coast labor disruptions have exacerbated this situation beyond anything we could have imagined a year ago. At this point in time, we anticipate that charter space will be part of our Far East air strategy, one way or another, for the rest of 2002.

10.    In the past you indicated that, "as a general rule," air net revenue yields are lower from chartering. Assuming that Expeditors had previously arranged for charter capacity as part of its strategy to accommodate peak season traffic flows, has the spike in air charter demand arising out of the work stoppage at West Coast ports allowed the company to expand margins on this type of business because you are able to resell this capacity at a higher price? Said another way, has what previously was viewed as a mix negative become a mix positive in the current environment with the upward spike in airfreight rates out of Asia due to the West Coast port disruptions in early October 2002? Or is the more than offset by the tightening of such margins on your non-charter carried air business?

As we have stated earlier, the airfreight market ex-Asia can be characterized as one of greatly increased demand seeking a relatively fixed amount of capacity. Overall yields are down year over year to be sure, but net revenue is a function of both yield and volume. All in all we are satisfied with our performance in the face of extraordinary market conditions. Internally and in this sort of market, we need to focus on overall performance rather than looking at our situation on a shipment-by-shipment basis.

We need to honor price increases demanded by the carriers or we risk ending up in the position of the shippers who decide that they cannot afford to pay the market based rate adjustments—which is to say that we would be basically at risk of being unable to move freight.

11.    Regarding air capacity out of Asia, has the worst of the tight market passed? If not, how much longer do you expect it to last?

You jest, right? This time of year brings seasonal pressures that stretch available airfreight capacity in the slowest of times. Following the recent ocean freight disruptions, airfreight out of the Far East is almost at full panic state. When you do the math and realize that it takes over 200 747-400 freighters to carry the cargo on just one container vessel, you can quickly calculate that there isn't enough lift available to move all this freight over the short-term.

This problem will last as long as it takes to reposition containers and vessels. At this stage, we're not sure how long this situation will last. Our best guess is that this will take awhile and we expect airfreight to be strong during the fourth quarter of 2002.

12.    With respect to air rates out of Asia, how much are they up in the past month or so?

Rates, both buying and selling, continue to rise at an unprecedented rate as extraordinary demand chases limited supply and the asset-based carriers continue to raise rates in an attempt to allocate relatively finite space allotments among existing customers.

13.    With respect to trucking capacity in the U.S., we have heard that it is getting very tight. To what extent do you contract that out yourselves? Have you seen it get much tighter and what kind of truck rates increases in the U.S. have you seen in the last few months?

We don't own any trucks in the U.S. and our trucking needs must be handled by those who do. We actively manage the process of moving freight to and from airlines and ocean carriers. The airlines and steamship lines may then arrange to move the freight from the point where we tendered it to the point where it is laden on board a ship or a plane. We do whatever is best to meet service levels and maximize profits. Overall, trucking rates could be said to have increased over the past few months.

14.    I have been surprised with the huge percentage gains in Asia to U.S. ocean trade in recent months. My understanding is that the US consumer is pulling back a bit, but these volume gains do not point to that. Do you get any sense weather this is inventory re-building or final demand or some combination of the two?

From what we are reading in the financial press, inventories in general have been at very low levels as of September 2002. We really have nothing more to add from first hand experience. We send freight to where the customers direct. Once it gets wherever it is going, we don't have a lot of visibility into what becomes of it unless the customer asks us to perform some kind of value added logistics or distribution activities. If forced to select an answer we would likely opt for the neutral-"some combination of the two" but we are not sure what that would do to help your understanding of the issue.

15.    To the extent your customers containers are seeing significant delays at LA/Long Beach have you begun the process of calling customers and asking for additional detention fees?

We are, of course, in ongoing discussions with our customers regarding the LA/Long Bench situation. Of all the topics we are being beaten with, detention fees are not presently high on the list.

16.    We are trying to understand what would happen operationally to Expeditors in the event the U.S. goes to war against Iraq. Can you discuss generally your operating results during the Gulf conflict of 1990/1991? We note that 1990 was the only year since 1984 that reported single-digit earnings growth for a full year, and it looks like 1991 would have had similar results, but for a strong fourth quarter in 1991. What were the principal causes for the sluggish growth in 1990 and the first half of 1991? Which factors were attributable to the Gulf conflict and which were not?

It has often been said that war is hell. That having been said, we were a much different company in 1990-91 then we are right now. This is true in terms of size and breadth of service. Back then, we were just starting to expand our global network beyond the Asia to U.S. niche. To the extent that any analysis of 1990 and 1991 provides interesting insights, those insights need to be tempered by our current network size and scope of service to have any hope of being relevant.

The late 1980's were not terribly robust times from an overall economic standpoint. We also were undertaking a fair amount of expansion during 1990. We added four whole offices. That may not seem like much today as we would be adding to a network of 170 offices, but back then we had 24 offices.

Adding 4 offices back then would be like adding 24 offices today. In late summer of 1990, Iraq invaded Kuwait and during the last months of 1990, a number of transportation assets were diverted to assist in the mobilization for the Gulf War. The overall market and Expeditors specifically were affected by these diversions. Fearing for an uncertain future, the 1990 holiday season was a little subdued and that had an impact the last half of the year. While the actual conflict was brief, the global economy was not very good for the remainder of 1991.

Would we be affected by another conflict with Iraq? Yes, we all will be, but at the same time much of life would have to go on. The world economy is much more globalized now as the recent and brief west coast labor disruption has made all too apparent. In later 2002, supply chains extend all over the world for both luxuries and the basic necessities. We believe that global trade is much more ubiquitous and the term "import" no longer carries the connotation of exotic, exclusive or rare.

Once the mobilization is over, asset diversions will likely not be the issue. A protracted conflict, in and of itself, might bring with it some unique logistics challenges. We look at the prospect of war as just another one of those things that we will have to manage through and around. We think we can do this and do it well.

17.    How many charters did you fly in the first half of 1991 vs. the two years prior and the two years after that year?

We really can't remember and doubt that the answer would be important even if we could.

18.    What was your operating income growth during third-quarter 2002?

You'll have to wait until we release earnings before the market opens on November 5, 2002.

19.    In the September 8K, Expeditors noted that rate increases in late second quarter of 2002 were not passed along to customers until the third quarter due to the sudden nature of these increases. As for additional rate increases during the third quarter of 2002, has Expeditors been able to pass along the lion's share of airfreight and ocean-freight rate increases? Have you been able to pass through all such rate increases to date in the fourth quarter of 2002?

Yes, to both questions to some degree or another. There have been several rounds of rate increases and the timing of our rate increases has not always been consistent with the timing of the underlying airlines. At this stage we have frankly lost count of the number of increases we have seen so far in 2002.

Its still very early in the fourth quarter for us to be intelligently discussing the impact of fourth quarter 2002 rate increases. As we have stated, we are actively involved in ongoing discussions with customers concerning the status of space and rates in the current transportation market. With respect to rate increases- we don't create them, unfortunately our role is just to pass them forward. Much as we might like to avoid discussing the issue repeatedly, we cannot afford to absorb these increases.

20.    Given what you have seen in the Pacific market over the past 30 days, would you conclude that freight disruption is a net positive for problem solvers such as yourselves, or a net negative. I am speaking in terms of profitability, and understand that it may not even be possible to isolate "disruption" or to quantify the impact. I also realize that sometimes disruption results in a short term benefit or hit, that is subsequently reversed. Any thoughts on this as far as your business?

You are correct. We don't believe it is possible to isolate the disruption nor is it possible to quantify its impact. We don't look for this to be a net financial gain, but we do hope that when the shooting stops and the smoke clears that our customers will appreciate all of the long hours and creative solutions offered by our nearly 7,600 employees worldwide.

21.    During the past twelve months, and in light of the economic quagmire we have been wading through, could you comment on whether you have seen any increase in the number of small, mid or large shippers who have approached you to evaluate outsourcing of their transportation requirements. My question is a simplistic attempt to connect the following dots: in a slower business environment, do you think shippers are actively "looking within" at their cost structure, and particularly transportation requirements and consequently looking more seriously at outsourcing them?

Customers are always attempting to lower their cost structure. The danger with the trend you are asking about is that they could come to the point where they have outsourced functions such that they have lost any ability to control their own supply chain. Customers facing this circumstance will likely re-insource (if such a word can be used) some of the functions that were previously outsourced.

The term "outsource" has become a much overused term when discussing our business. To outsource implies that you take something that was done internally and hire an independent specialist who hopefully possesses economies of scale allowing them to do the work and yet charge an amount that is less than it would cost to do the job internally. However, there is always a tradeoff between cost savings and control and the equilibrium point can be difficult to find.

The more complete way to look at this question is to observe that we are doing more now than we did 5 years ago. In many cases we are doing more for about the same amount of money. The only reason we can do this is through productivity improvements made possible with process changes and technological enhancements.

22.    How has Expeditors' willingness to do properly-priced ancillary services for customers (not too ancillary—services like packing & labeling or whatever) changed at all over the years?

No, not really. We are as good at "whatever" as we have ever been. As long as a service offering is profitable and ties in with our core global logistics business, we typically will manage the efforts of others or directly provide the service ourselves. All at a fair profit and always to our customer's service standards.

23.    How much time would a typical branch manager spend with senior corporate officers in a typical year? With senior regional officers?

The amount of time that senior corporate and senior regional management give to any one office, not surprisingly, varies. Obviously a bigger office located in a major market, by virtue of its location and economic significance, will probably see senior corporate officers more often than in smaller offices. In addition, we have a branch manager's meeting each year in every region of the world. These events last for the better part of a week and a number of the senior corporate officers attend and spend time teaching and interacting with the assembled branch managers.

Adding things up, it is not unrealistic that any combination of senior corporate officers might spend 7-10 days per year with the branch manager of smaller location. Our larger branches may see twice that number of days.

Senior regional officers spend much more time in hands on mentoring and assistance. It is common for our Regional Vice Presidents to spend at least one week each quarter in every branch they oversee. If the branch is having troubles, this time might increase to one week a month or more.

Traveling is hard and these folks spend more time on the road than any of them would like. But when you believe that your culture is one of your defining characteristics, it is important that these values be passed on and reinforced first hand.

24.    Are Expeditors' net revenues priced indirectly like those of a consultant, i.e. with some relationship (even though you may not directly think about it) to hours worked, or would the typical markup be the same for a shipper who routinely sends small loads alongside a bigger shipper who routinely send big loads on the same route?

An axiom of freight billing is that the more freight you have to move, the lower the cost you pay when calculated on a unitary basis. This means that a smaller airfreight shipper will typically pay somewhat more on a per kilo basis than will a large airfreight shipper.

25.    Compared with a few years ago, interest rates have plunged. During that time have cap rates changed on warehouse-type space or other kinds of space you might be interested in?

Given that we are the primary occupant of any real estate we might own or consider acquiring, cap rates are not as relevant to us as they might be to a real estate developer whose express objective is to create a structure, lease it up and then flip it based on the capitalized value of the income stream from the rents.

We really don't get to choose where we must locate an office. Airport proximity and customer access pretty well define the locations that we can operate within. Our choices are limited to the quality and cost of the options within what is always a somewhat narrow selection of near airport property. Our primary objective is to lower our long term real estate cost structure—but not at the cost of the flexibility needed to accommodate growth.

If we are able to acquire real estate in key markets and know that we will use it over a long period of time at a cost lower than what we would incur to rent the facility, we will typically opt to purchase the property. While this property acquisition rule sounds simple, it is actually a fairly rigorous criteria and represents the main reason we currently own only a handful of facilities.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
October 22, 2002	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
October 22, 2002	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer

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